                                                                      Exhibit 12


                              JUST FOR FEET, INC.
                          STATEMENT RE COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                    (in thousands, except ratio information)

                                                              Year Ended   Three Months    Three Months
                                                              January 30,     Ended           Ended
                                                                 1999      May 1, 1999    April 30, 1998
                                                              -----------  ------------   --------------
EARNINGS:
   Income from continuing operations before income taxes      $    43,329  $      7,554   $        9,457

   Fixed charges                                                   24,502        10,583            3,620
                                                              -----------  ------------   --------------
                                                              $    67,831  $     18,137   $       13,077
                                                              ===========  ============   ==============

FIXED CHARGES:
   Interest, including amortization of debt issuance costs    $     7,916  $      5,144   $          602

   Portion of rents representative of interest factor              16,586         5,439            3,018
                                                              -----------  ------------   --------------
                                                              $    24,502  $     10,583   $        3,620
                                                              ===========  ============   ==============
RATIO OF EARNINGS TO FIXED CHARGES                                    2.8x          1.7x             3.6x
                                                              ===========  ============   ==============